As filed with the Securities and Exchange Commission on October 1, 2019
Registration No. 333-207618

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NORTHSTAR REALTY EUROPE CORP.
(Nighthawk Merger Sub LLC as successor by merger to NorthStar Realty Europe Corp.)
(Exact Name of Registrant as Specified in its Charter)

Maryland	32-0468861
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)
c/o CoRE PANEURO 2019 13 S.à.r.l.
121 rue de la Faiencerie
L-1511 Luxembourg
Grand Duchy of Luxembourg
Telephone: +(352) 266-3651
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

NORTHSTAR REALTY EUROPE CORP. 2015 OMNIBUS STOCK INCENTIVE PLAN
(Full Title of Plan)

Sven Rein
Sylvie Reisen
c/o CoRE PANEURO 2019 13 S.à.r.l.
121 rue de la Faiencerie
L-1511 Luxembourg
Grand Duchy of Luxembourg
Telephone: +(352) 266-3651
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Kerry E. Johnson, Esq.
DLA Piper LLP (US)
444 West Lake Street, Suite 900
Chicago, Illinois 60606
Telephone: (312) 368-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-207618) (the “Registration Statement”) of NorthStar Realty Europe Corp., a Maryland corporation (the “Company”), which was filed with the Securities and Exchange Commission on October 26, 2015 to register the offering of an aggregate of 10,000,000 shares of the Company’s common stock, par value $0.01 per share.
On September 30, 2019, pursuant to the terms of the Agreement and Plan of Merger, dated July 3, 2019, among the Company, CoRE PANEURO 2019 13 S.à.r.l., a Luxembourg S.à.r.l. (“Parent”), Nighthawk Merger Sub LLC, a Maryland limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), NorthStar Realty Europe Limited Partnership, a Delaware limited partnership, and Nighthawk Partnership Merger Sub LLC, a Delaware limited liability company, the Company merged with and into Merger Sub, with Merger Sub continuing as the surviving entity in the merger (the “Merger”).
As a result of the effectiveness of the Merger on September 30, 2019, any and all offerings of securities registered pursuant to the Registration Statement have been terminated.  In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Merger Sub, as successor by merger to the Company, hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Luxembourg, Grand Duchy of Luxembourg on October 1, 2019.

NIGHTHAWK MERGER SUB LLC (as successor by merger to NorthStar Realty Europe Corp.) By: CORE PANEURO 2019 13 S.À.R.L., its sole member

By:	/s/ Sven Rein
Name: Sven Rein
Title: Manager

By:	/s/ Sylvie Reisen
Name: Sylvie Reisen
Title: Manager

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.